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                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549


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                                       FORM 8-A


                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


                             THE PERKIN-ELMER CORPORATION
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                (Exact name of registrant as specified in its charter)


       NEW YORK                                             06-0490270
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(State of incorporation                                (IRS Employer
or organization)                                       Identification No.)

                    761 MAIN AVENUE, NORWALK, CONNECTICUT 06859-0001
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                 (Address of principal executive offices) (Zip Code)

If this form relates to the                  If this form relates to the
registration of a class of Securities        registration of a class
pursuant to Section 12(b) of the             of Securities pursuant to Section
Exchange Act and is effective                12(g) of the Exchange Act and is
pursuant to General Instruction              effective pursuant to General
A.(c), please check the following            Instruction A.(d), please check the
box. / /                                     following.  /X/

Securities Act registration statement file number to which this form relates:

                                         N/A
                              -------------------------
                                   (If applicable)

TITLE OF EACH CLASS                             NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED                             EACH CLASS IS TO BE REGISTERED
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       None                                                  N/A

Securities to be registered pursuant to Section 12(g) of the Act:

                                   CLASS G WARRANTS
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                                   (Title of Class)

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The Perkin-Elmer Corporation (the "Company") hereby registers its Class G Warrants (the "Warrants") to purchase Common Stock, par value $1.00 per share, of the Company (the "Company Common Stock"). The Warrants were originally issued by PerSeptive Biosystems, Inc., a Delaware corporation ("PerSeptive"), as further described below. As a result of the Merger referred to below, the Warrants, which were originally exercisable for shares of common stock, par value $0.01 per share, of PerSeptive (the "PerSeptive Common Stock"), have become exercisable for Company Common Stock.

     On January 22, 1998, pursuant to an Agreement and Plan of Merger, dated as of August 23, 1997 (the "Merger Agreement"), among the Company, PerSeptive and Seven Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), Merger Sub was merged with and into PerSeptive, with PerSeptive surviving the Merger as a wholly-owned subsidiary of the Company. In the Merger, each share of PerSeptive Common Stock was converted into 0.1926 of a share (the "Exchange Ratio") of Company Common Stock.

     Pursuant to the terms of the Warrants, the warrant agreement with respect to the Warrants and the Merger Agreement, effective as of the effective date of the Merger, each outstanding and unexercised Warrant now entitles the holder thereof to receive, upon exercise of such Warrant, such number of shares of Company Common Stock receivable in the Merger by a holder of the number of shares of PerSeptive Common Stock that such Warrant holder would have been entitled to receive upon exercise of such Warrant had such Warrant holder exercised such Warrant in full immediately prior to the effectiveness of the Merger.

     The Warrants were initially issued by PerSeptive pursuant to a settlement (the "Settlement") of a class action securities lawsuit against PerSeptive and certain of its officers, IN RE: PERSEPTIVE BIOSYSTEMS, INC. SECURITIES LITIGATION (C.A. No. 94-12575 PBS), brought in the U.S. District Court for the District of Massachusetts.

     The Warrants are exercisable at any time through September 11, 2003. Prior to the Merger, the exercise price per share of PerSeptive Common Stock issuable pursuant to each Warrant was $12.66 per share. Effective as of the effective date of the Merger, the exercise price of the Warrants was adjusted so that so that the exercise price of the Warrants is now $65.73 per share of Company Common Stock.

     The exercise price and the number of shares of Company Common Stock issuable upon exercise of each Warrant will be subject to further adjustment in the event of stock splits, stock dividends, stock combinations or certain rights offerings involving the Company Common Stock. The Company has the right to reduce the exercise price for a period of not less than ninety days upon notice to the holders. Fractional shares will not be issued upon exercise of the Warrants. In lieu thereof, a cash adjustment based on the closing price of the Company Common Stock for the five trading days preceding the date of exercise will be made.

     In the case of (i) any reclassification of the Company Common Stock or capital reorganization of the Company, (ii) any consolidation, merger or other business combination of the Company with another entity or (iii) any sale, lease or transfer of all or substantially all of the assets of the Company, each holder of an outstanding Warrant will have the right, upon subsequent exercise of a Warrant, to

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purchase the kind and amount of shares of stock or other securities or property receivable upon such reclassification, capital reorganization, consolidation, merger, sale, lease or transfer by a holder of the number of shares of the Company Common Stock that would have been received upon the exercise of such Warrant immediately prior thereto. The Warrants do not confer upon the holder any voting or preemptive rights, or any other rights as a stockholder of the Company.

     The Warrants may be exercised in whole or in part by the surrender of the Warrants to the Company's warrant agent, with the warrant exercise form set forth on the back thereof duly executed, and accompanied by cash or a certified or official bank check, payable to the order of the Company in the amount of the exercise price multiplied by the number of shares of Company Common Stock to be acquired pursuant to such exercise.

     The Company's warrant agent and registrar for the warrants is Bank Boston, N.A.

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ITEM 2.  EXHIBITS

EXHIBIT NO.    EXHIBIT
     1         Warrant Agreement dated as of September 11, 1995 between
               PerSeptive and American Stock Transfer & Trust Company relating to the Class G Warrants (incorporated by reference to Exhibit 4.1 to PerSeptive's Current Report on Form 8-K dated September 11,
               1995 (Commission File No. 0-20032)).

     2         Specimen of Class G Warrant (incorporated by reference to Exhibit
               4.2 to PerSeptive's Current Report on Form 8-K dated September 11, 1995 (Commission File No. 0-20032)).

     3 Stipulation and Compromise of Settlement dated as of June 14, 1995 relating to the action entitled IN RE: PERSEPTIVE BIOSYSTEMS, INC. SECURITIES LITIGATION Civ. Action No. 94-12575
               (PBS), brought in the U.S. District Court for the District of Massachusetts (incorporated by reference to Exhibit 10.1 to PerSeptive's Current Report on Form 8-K dated September 11, 1995 (Commission File No. 0-20032)).

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                                      SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                              THE PERKIN-ELMER CORPORATION


                              By: /s/ William B. Sawch
                                 -----------------------------------
                               William B. Sawch
                               Senior Vice President, General Counsel
                                and Secretary


Dated:  February 9, 1998


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                                    EXHIBIT INDEX



     EXHIBIT
      NUMBER        DESCRIPTION

        1 Warrant Agreement dated as of September 11, 1995 between PerSeptive and American Stock Transfer & Trust Company relating to the Class G Warrants (incorporated by reference to Exhibit 4.1 to PerSeptive's Current Report on Form 8-K dated September 11, 1995 (Commission File No. 0-20032)).

        2      Specimen of Class G Warrant (incorporated by reference to Exhibit
               4.2 to PerSeptive's Current Report on Form 8-K dated September 11, 1995 (Commission File No. 0-20032)).

        3 Stipulation and Compromise of Settlement dated as of June 14, 1995 relating to the action entitled IN RE: PERSEPTIVE BIOSYSTEMS, INC. SECURITIES LITIGATION Civ. Action No. 94-12575
               (PBS), brought in the U.S. District Court for the District of Massachusetts (incorporated by reference to Exhibit 10.1 to PerSeptive's Current Report on Form 8-K dated September 11, 1995 (Commission File No. 0-20032)).



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